EXHIBIT 99.1

Sutron Reports First Quarter Operating Results

May 17, 2010, Sterling, VA...Sutron Corporation (NASDAQ: STRN), a leading provider of hydrological, meteorological and oceanic monitoring products, systems and services, announced today its financial results for the three months ended March 31, 2010.

Financial Highlights

Net income for the first quarter ended March 31, 2010 was up 390% to $333,743 or $.07 per share as compared to net income of $68,154 or $.01 per share in the first quarter in 2009.    Revenues for the first quarter ended March 31, 2010 were up 37% to $4,899,840 as compared to $3,575,031 in the first quarter of 2009.  The backlog of customer orders at March 31, 2010 was up 76% to approximately $11,286,000 as compared to backlog of approximately $6,397,000 at March 31, 2009.

“We are pleased to report a strong start to fiscal year 2010 with revenues of $4,899,840 and earnings of $333,743 in the first quarter”, said Raul McQuivey, Sutron’s Chairman and Chief Executive Officer. “Our backlog of $11,286,000 is at a record level going into the second quarter and we believe that approximately 80% of our backlog will convert to revenue in 2010.  We are also pleased to report cash of approximately $8,023,000 as of March 31, 2010.  Our cash position has built up significantly since December 31, 2009 due to the completion and acceptance of several international projects.  We continue to see many opportunities in our domestic business and to see funding of projects under the federal economic stimulus plan.  We are tracking several large international projects that we anticipate will be awarded to us in the second quarter although we cannot provide any assurances due to the nature of our business.”

About Sutron Corporation

Sutron Corporation, headquartered in Sterling, Virginia, provides a wide variety of hydrological, meteorological and oceanic real-time data collection, warning, and control products, systems, software and services to a diversified customer base of federal, state, local and foreign governments, engineering companies, universities and hydropower companies.  Over 50,000 Sutron stations worldwide using satellite, telephone, and/or cellular telemetry collect, store, transmit and/or host real-time data from remote sites. Sutron's data collection/alarm/control software allows users to collect, process, calculate, analyze and distribute data in real time via live web-cam, voice, text, email, pager, web page, and alerts. Sutron manufactures its dataloggers, satellite transmitters and sensors that are easily integrated into new or existing networks.  Sutron’s equipment and systems are designed to offer commonality of components and uniform interfaces in order to build modular, open, distributed system architecture that provides excellent performance regardless of the number of sensors, field stations or base stations that might be added. Sutron is a project driven business and our quarterly results may fluctuate substantially based upon large contract awards that are difficult to project in terms of timing and may be delayed due to the differing time frames in securing government approvals.

Safe Harbor Statement

The statements in this press release that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995.  Forward-looking statements include without limitation any statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," “should” and other similar expressions are forward-looking statements.  All forward-looking statements involve risks, uncertainties and contingencies which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.  Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings with the SEC, including the disclosure under the heading “Business” and “Management’s Discussion and Analysis” in the Company’s Annual Report on Form 10-K filed on April 15, 2010. We are under no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

SUTRON CORPORATION FINANCIAL SUMMARY
FINANCIAL SUMMARY
(Unaudited)

	For the Three Months
	Ended March 31,
OPERATING RESULTS	2010	2009
Revenues	$4,899,840	$3,575,031
Cost of sales	2,988,329	2,230,909
Gross profit	1,911,511	1,344,122
Operating expenses:
Selling, general and administrative expenses	989,957	1,036,372
Research and product development expenses	415,796	359,089
Total operating expenses	1,405,753	1,395,461
Operating income (loss)	505,758	(51,339)
Interest and other income, net	12,985	172,493
Income before income taxes	518,743	121,154
Income tax expense	185,000	53,000
Net income	$333,743	$68,154

Net income per share:
Basic income per share	$.07	$.01
Diluted income per share	$.07	$.01

BALANCE SHEETS

	(Unaudited)	(Audited)
	March 31,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$6,381,609	$4,666,983
Restricted cash and cash equivalents	1,641,806	1,032,517
Accounts receivable, net	5,520,973	7,468,327
Inventory	3,236,240	3,088,782
Prepaid items and other assets	673,832	206,338
Income taxes receivable	—	70,695
Deferred income taxes	435,000	412,000
Total Current Assets	17,889,460	16,945,642

Property and Equipment, Net	1,850,360	1,884,876
Other Assets
Goodwill	570,150	570,150
Other Assets	119,523	127,529
Total Assets	$20,429,493	$19,528,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,234,683	$1,064,425
Accrued payroll	483,624	479,507
Other accrued expenses	1,464,169	1,470,477
Billings in excess of costs and estimated earnings	392,591	—
Total Current Liabilities	3,575,067	3,014,409
Long-Term Liabilities
Deferred rent	1,300,405	1,335,176
Deferred income taxes	132,000	148,000
Total Long-term Liabilities	1,432,405	1,483,176
Total Liabilities	5,007,472	4,497,585
Stockholders’ Equity
Common stock	45,707	45,707
Additional paid-in capital	3,654,115	3,635,659
Retained earnings	11,756,228	11,422,485
Accumulated other comprehensive loss	(34,029)	(73,239)
Total Stockholders’ Equity	15,422,021	15,030,612
Total Liabilities and Stockholders’ Equity	$20,429,493	$19,528,197